Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-274029, 333-274030, 333-274028, 333-265370, 333-265387 and 333-267462) of Pruco Life Insurance Company of our report dated March 20, 2024, relating to the consolidated financial statements and financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 20, 2024